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Exhibit 23.2

Staley Okada & Partners
Suite 300, 10190 152 A Street,
Surrey, British Columbia
CANADA V3R-1J7

January 18, 2005

US Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re:
Consent to be named in the SB-2 Registration Statement of VitaCube Systems Holdings, Inc.

Dear Sirs:

        We hereby consent to the use of our report of the year ended December 31, 2003, dated March 22, 2004, except for Note 11, as to which the date is December 8, 2004, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ Staley Okada & Partners Staley Okada & Partners

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  Exhibit 23.2